Exhibit 99.1

949-South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	July 19, 2007
For more information contact:	Member FDIC
Barbara Palermo, 714-438-2500	Equal Housing Lender

Pacific Mercantile Bancorp Announces

Election of New Board Member

Costa Mesa, California – Raymond. E. Dellerba, President and CEO of Pacific Mercantile Bank, a subsidiary of Pacific Mercantile Bancorp, and its Board of Directors, is pleased to announce the election of Gary M. Williams, as a Director to the Board of Directors of Pacific Mercantile Bancorp. Mr. Williams was elected to the Bancorp Board at its meeting held on July 17, 2007, at the corporate offices of Pacific Mercantile Bank in Costa Mesa. “With the election of Mr. Gary Williams to the Bancorp Board, we gain entrepreneurial insight, additional small business exposure and referrals to the southern California marketplace,” said Mr. Dellerba. Mr. Williams has served as a member of the Pacific Mercantile Bank Board of Directors since February of 2007, and will continue in that capacity, as well as in the new position of Director to the Bancorp Board.

For the last twenty five (25) years, Mr. Williams has been in the franchise business. Having joined Mail Boxes Etc. (“MBE”), in early 1982 as the second Area Franchise, today he is credited with selling more domestic Mail Boxes Etc., and The UPS Store franchises than any other Area Franchisee in the history of the company. After the successful development of MBE franchises that started in Phoenix, Arizona, when MBE was still considered a start up franchise, Mr. Williams was asked by the company in 1983 to develop the Los Angeles market. This was followed by further opportunity when in 1986 Mr. Williams, together with Herb Goffstein, former founder, Chairman and CEO of Mail Boxes Etc., formed Goffstein-Williams Inc. and did a private placement for the development of New York City, Queens, Nassau and Suffolk Counties. Goffstein-Williams Inc. became Mail Boxes Coast to Coast (“MBCC”) in 1987 as a NASDAQ publicly held company. Gary served as President of MBCC from 1987 to 1992, at which time he took the company private.

Today, along with wife Cheryl, they own one hundred percent of Garcher Enterprises Inc., a California Sub-S Corporation that owns the Area Franchise rights for Los Angeles, Orange and San Diego Counties. Within the three areas, they oversee over 275 Mail Boxes Etc., and The UPS Store franchises and own a company store in Hollywood, California.

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PMBC New Director Release, P. 2.

Having been asked on several occasions to be a company spokesperson for the Home Offices of Mail Boxes Etc. Inc., Mr. Williams has appeared on several national broadcasts including The Today Show and CNN Moneyline. National newspaper interviews have included USA Today and the Los Angeles Times; he also gave several local TV and radio interviews.

With over 25 years experience, and having been part of a start up franchise in the building of a brand name from the ground up, to today being part of a company owned by United Parcel Service (“UPS”) that has over 4,400 franchises domestically and another 1,500 worldwide in over sixty countries, Mr. Williams has had the opportunity to further develop his instinctive entrepreneurial skills. For these accomplishments, he is well respected by both the parent company and the Area Franchisee community.

Married for 32 years to Cheryl Williams, the couple has 3 children, Gary M. Williams Jr., and twin daughters Ashley & Michelle Williams. The couple has been a strong supporter of the South Orange County School of the Arts (SOCSA), and in his spare time, Mr. Williams enjoys golf, jogging and playing the drums.

Pacific Mercantile Bank, the wholly owned subsidiary of Pacific Mercantile Bancorp, provides a wide range of commercial banking services to business and individual customers through its unique “click to mortar” combination of traditional brick and mortar Financial Centers and comprehensive, sophisticated electronic banking services via the Internet at pmbank.com. Pacific Mercantile Bank operates four Orange County Financial Centers located in Newport Beach, Costa Mesa. La Habra and San Juan Capistrano, two Los Angeles County Financial Centers in Beverly Hills and Long Beach, one San Diego Financial Center located in La Jolla, and the newest Inland Empire Financial Center, located in Ontario. In addition to our Financial Centers we offer comprehensive banking services over the Internet worldwide at www.pmbank.com, which has attracted customers throughout California and in other Western states.

Pacific Mercantile Bank is an FDIC insured, California State chartered bank and a member of the Federal Reserve System. Pacific Mercantile Bancorp stock trades on Nasdaq National Markets under the symbol PMBC.

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